                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934



       Date of Report (Date of earliest event reported):  August 2, 1994



                                 Amax Gold Inc.
             (Exact name of registrant as specified in its charter)




          Delaware                  1-9620                06-119997
(State or other jurisdiction      (Commission           (IRS Employer
      of incorporation)           File Number)        Identification No.)



           9100 East Mineral Circle
             Englewood, Colorado                    80112
  (Address of principal executive offices)        (Zip Code)



      Registrant's telephone number, including area code:  (303) 643-5500
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Item 5.  Other.
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Refugio Project Financing


          Amax Gold Inc.'s Chilean subsidiary Compania Minera Maricunga ("CMM"), owned 50% by the Company and 50% by Bema Gold Corporation, has received commitments from a group of international banks for a project loan of approximately US$80 million for the construction of the Verde deposit of the Refugio Project in central Chile.

          The loan would be provided by Canadian Imperial Bank of Commerce, Credit Lyonnais Canada, Deutsche Bank and NM Rothschild & Sons Ltd. and is subject to closing documentation, final technical due diligence and equity requirements. In addition, the bank commitments are subject a number of conditions, including that CMM raise either approximately $40 million of equity capital or approximately $35 million of equity capital and approximately $5 million of additional debt financing. A draw down of the loan could occur as early as October 1994. There can be no assurance that the conditions set forth in the commitment letters, including that CMM obtain additional financing, will be satisfied.

          Total costs to develop the Refugio Project are estimated at US$120 million to US$130 million. Construction is presently scheduled to commence in October 1994, with the first gold pour in early 1996. Flour Daniel Chile commenced project engineering in June 1994.

Business Discussions

          Amax Gold from time to time engages in discussions with other gold companies about the possibility of a business combination. Recently the Company and its advisors engaged in preliminary discussions with LAC Minerals Ltd. ("LAC") and its advisors about the possibility of a business combination between Amax Gold and LAC. These discussions are not currently being pursued by the Company or its advisors. The Company is aware of a number of other business combination proposals pending with respect to LAC. No assurance can be given that the Company will not resume discussions with respect to a business combination with LAC or another company in the future.
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Item 7(c) - Exhibits.
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10.1  Commitment Letters for Refugio Project Financing









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          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  August 5, 1994                AMAX GOLD INC.
                                     (Registrant)



                                     By: /s/ PAUL J. HEMSCHOOT, JR.
                                        -------------------------------------
                                        Paul J. Hemschoot, Jr.
                                        Vice President, Secretary and General
                                        Counsel